Exhibit 99.1

Warrior Met Coal Reports Third Quarter 2020 Results

Maintains positive cash flow despite difficult pricing environment
Achieves lowest cost per short ton since going public
Maintains strong balance sheet and liquidity

BROOKWOOD, AL - October 28, 2020 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the third quarter of 2020. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported a third quarter 2020 net loss of $14.4 million, or $0.28 per diluted share, compared to net income of $45.0 million, or $0.87 per diluted share, in the third quarter of 2019. Adjusted net loss per share for the third quarter of 2020 was $0.28 per diluted share compared to adjusted net income per share of $0.79 per diluted share in the third quarter of 2019. The Company reported Adjusted EBITDA of $16.1 million in the third quarter of 2020, compared to Adjusted EBITDA of $82.7 million in the third quarter of 2019. The lower results reflect a challenging market environment this year as a result of the COVID-19 pandemic.

“During the third quarter, we saw the continued impact of COVID-19 on pricing and demand across the met coal industry, including our lowest-ever realized met coal price per ton since Warrior became a publicly-traded company,” commented Walt Scheller, CEO of Warrior. “However, we started to see better sales volumes in the third quarter compared to the second quarter as customers in our key markets began to restart their operations. In addition, despite challenging headwinds, we were pleased once again to be free cash flow positive. We remained focused on managing the aspects of our business that we can control, achieving our lowest cash cost per short ton. At the same time, we carefully balanced our spending on longer term capex investments in our mines to keep us uniquely well-positioned to benefit from the eventual recovery in steel production, met coal demand, and pricing.”

“We continue to operate our mines in accordance with the Centers for Disease Control and Prevention and state regulators, and have taken additional precautions to protect the health and safety of our employees,” Mr. Scheller concluded.

Operating Results
The Company produced 1.9 million short tons of met coal in the third quarter of 2020 compared to 2.2 million short tons in the third quarter of 2019. Sales volume in the third quarter of 2020 was 1.9 million short tons compared to 2.0 million short tons in the third quarter of 2019. Inventory levels remained relatively consistent at 1.5 million short tons at the end of the third quarter of 2020 compared to 1.6 million short tons at the end of the second quarter of 2020.

Additional Financial Results
Total revenues were $180.1 million for the third quarter of 2020, including $175.2 million in mining revenues, which consisted of met coal sales of 1.9 million short tons at an average net selling price of $90.65 per short ton, net of demurrage and other charges. This compares to total revenues of $287.5 million in the third quarter of 2019. The average net selling price of the Company's met coal declined 36% from $141.13 per short ton in the third quarter of 2019 to $90.65 per short ton in the third quarter of 2020. The Company sold its met coal in the third quarter of 2020 at 90% of the quarterly Australian premium low-volatility hard coking coal (“HCC”) Platts Premium LV FOB Australian Index (the "Platts Index”) price. The year-over-year decline in revenues and profits is primarily attributed to weaker met coal demand and pricing in challenging market conditions associated with the impact of COVID-19.

Cash cost of sales (including mining, transportation and royalty costs) for the third quarter of 2020 were $150.6 million, or 86.0% of mining revenues, compared to $189.5 million, or 67.5% of mining revenues in the same period of 2019. Cash cost of sales (free-on-board port) per short ton decreased to $77.92 in the third quarter of 2020 from $95.21 in the third quarter of 2019, reflecting Warrior's low and variable cost structure and focus on cost control during periods of depressed met coal prices.

Selling, general and administrative expenses for the third quarter of 2020 were $8.2 million, or 4.5% of total revenues, and were 12.5% lower than in the same period last year. Depreciation and depletion costs for the third quarter of 2020 were $28.0 million, or 15.5% of total revenues, and were 8.6% higher than in the same period last year. Warrior incurred net interest expense of $8.1 million during the third quarter of 2020, which was higher than the same quarter last year due to interest on our ABL draw and lower interest income recognized on our cash balances.

Income tax benefit was $8.2 million in the third quarter of 2020 due to a loss before income taxes of $22.6 million and additional marginal gas well credits. This compares to income tax expense of $7.6 million in the third quarter of 2019.

Cash Flow and Liquidity
The Company generated positive cash flows from operating activities in the third quarter of 2020 of $29.2 million, compared to $150.4 million in the third quarter of 2019. Capital expenditures and mine development costs for the third quarter of 2020 were $27.8 million. Free cash flow was positive at $1.3 million in the third quarter of 2020 reflecting our conscious management of expenses and spending while balancing longer term capital investments.

Net working capital, excluding cash, for the third quarter of 2020 decreased by $19.5 million from the second quarter of 2020. This decrease primarily reflects a decrease in income tax receivable due to an alternative minimum tax ("AMT") credit refund received during the current quarter.
Cash flows used in financing activities for the third quarter of 2020 were $5.6 million, primarily due to principal repayments of capital lease obligations of $3.0 million and the payment of dividends of $2.6 million.

The Company’s total liquidity as of September 30, 2020 was $280.4 million, consisting of cash and cash equivalents of $216.4 million and available liquidity under its ABL Facility of $64.0 million, net of outstanding letters of credit of $9.4 million.

Capital Allocation
On October 22, 2020, the board of directors declared a regular quarterly cash dividend of $0.05 per share, totaling approximately $2.6 million, which will be paid on November 9, 2020 to stockholders of record as of the close of business on November 2, 2020.

Company Outlook
On April 29, 2020, Warrior withdrew its full year 2020 guidance in light of the uncertainties regarding the duration of the COVID-19 pandemic and its overall impact on the global economy and the Company's operations. The Company is also continuing to appropriately adjust its operational needs, including managing its expenses, capital expenditures, working capital, liquidity and cash flows. The Company initially delayed the budgeted $25.0 million development of the Blue Creek project until at least July 1, 2020 and has now further delayed that project until at least the early part of 2021. The Company has also temporarily suspended its Stock Repurchase Program. The Company will continue to evaluate the impact of the COVID-19 pandemic on its business for the remainder of the fiscal year, although the Company believes that it is premature to forecast when the economies of the countries in which its customers are located will reopen on a sustained basis and lead to a return to more normalized demand for met coal.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its third quarter 2020 results today, October 28, 2020, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET October 28, 2020 until 6:30 p.m. ET on November 4, 2020. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10147478.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price.  For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2020 guidance, the impact of COVID-19 on its business and that of its customers, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, expected capital expenditures, future effective income tax rates and payment of cash taxes, if any. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of COVID-19 on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of COVID-19 on steel manufacturers, the inability of the Company to effectively operate its mines and the resulting decrease in production, the inability of the Company to ship its products to customers in the case of a partial or complete shut-down of the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2019 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Revenues:
Sales	$175,229	$280,841	$555,610	$1,037,950
Other revenues	4,835	6,665	14,875	25,458
Total revenues	180,064	287,506	570,484	1,063,408
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	151,370	190,221	433,661	578,038
Cost of other revenues (exclusive of items shown separately below)	7,064	7,583	22,267	23,346
Depreciation and depletion	27,965	25,741	78,813	73,652
Selling, general and administrative	8,192	9,362	25,105	29,050
Total costs and expenses	194,591	232,907	559,846	704,086
Operating income (loss)	(14,527)	54,599	10,639	359,322
Interest expense, net	(8,059)	(7,250)	(23,847)	(22,793)
Loss on early extinguishment of debt	—	—	—	(9,756)
Other income	—	5,272	1,822	22,815
Income (loss) before income tax expense (benefit)	(22,586)	52,621	(11,386)	349,588
Income tax expense (benefit)	(8,152)	7,599	(9,336)	68,639
Net income (loss)	$(14,434)	$45,022	$(2,050)	$280,949
Basic and diluted net income (loss) per share:
Net income (loss) per share—basic	$(0.28)	$0.88	$(0.04)	$5.46
Net income (loss) per share—diluted	$(0.28)	$0.87	$(0.04)	$5.44
Weighted average number of shares outstanding—basic	51,190	51,348	51,161	51,469
Weighted average number of shares outstanding—diluted	51,356	51,482	51,275	51,599
Dividends per share:	$0.05	$0.05	$0.15	$4.56

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended September 30,		For the nine months ended September 30,
(short tons in thousands)(1)	2020	2019	2020	2019
Tons sold	1,933	1,990	5,219	6,325
Tons produced	1,887	2,164	6,102	6,657
Gross price realization (2)	90%	102%	92%	99%
Average net selling price	$90.65	$141.13	$106.46	$164.10
Cash cost of sales (free on board port) per short ton (3)	$77.92	$95.21	$82.63	$91.05
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) For the three and nine months ended September 30, 2020 and 2019, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Cost of sales	151,370	$190,221	$433,661	$578,038
Asset retirement obligation	(368)	(373)	(1,106)	(1,120)
Stock compensation expense	(385)	(372)	(1,312)	(999)
Cash cost of sales (free-on-board port)(3)	$150,617	$189,476	$431,243	$575,919

(3)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$(14,434)	$45,022	$(2,050)	$280,949
Interest expense, net	8,059	7,250	23,847	22,793
Income tax expense (benefit)	(8,152)	7,599	(9,336)	68,639
Depreciation and depletion	27,965	25,741	78,813	73,652
Asset retirement obligation accretion	732	812	2,198	2,436
Stock compensation expense	1,910	1,568	5,634	4,218
Loss on early extinguishment of debt	—	—	—	9,756
Other income	—	(5,272)	(1,822)	(22,815)
Adjusted EBITDA (4)	$16,080	$82,720	$97,284	$439,628
Adjusted EBITDA margin (5)	8.9%	28.8%	17.1%	41.3%
(4)  Adjusted EBITDA is defined as net income (loss) before net interest expense, income tax expense (benefit), depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, loss on early extinguishment of debt and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income (loss) from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Net income (loss)	$(14,434)	$45,022	$(2,050)	$280,949
Loss on early extinguishment of debt, net of tax	—	—	—	9,756
Other income, net of tax	—	(4,394)	(1,584)	(18,331)
Adjusted net income (loss)(6)	$(14,434)	$40,628	$(3,634)	$272,374

Weighted average number of basic shares outstanding	51,190	51,348	51,161	51,469
Weighted average number of diluted shares outstanding	51,356	51,482	51,275	51,599

Adjusted basic net income (loss) per share:	$(0.28)	$0.79	$(0.07)	$5.29
Adjusted diluted net income (loss) per share:	$(0.28)	$0.79	$(0.07)	$5.28
(6)    Adjusted net income (loss) is defined as net income (loss) net of loss on early extinguishment of debt, net of tax and other income, net of tax (based on each respective period's effective tax rate). Adjusted net income (loss) is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income (loss) are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income (loss) should not be considered in isolation, nor as an alternative to net income (loss) under GAAP. We believe adjusted net income (loss) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income (loss) may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
OPERATING ACTIVITIES:
Net income (loss)	$(14,434)	$45,022	$(2,050)	$280,949
Non-cash adjustments to reconcile net income to net cash provided by operating activities	22,910	36,049	78,502	159,639
Changes in operating assets and liabilities:
Trade accounts receivable	(4,408)	51,589	18,054	29,154
Income tax receivable	24,274	(187)	24,274	21,420
Inventories	1,707	(9,655)	(43,887)	(20,288)
Prepaid expenses and other receivables	(213)	(1,430)	(5,906)	7,080
Accounts payable	(6,210)	12,930	11,169	18,749
Accrued expenses and other current liabilities	4,388	13,613	(4,699)	645
Other	1,153	2,495	6,696	10,917
Net cash provided by operating activities	29,167	150,426	82,153	508,265
INVESTING ACTIVITIES:
Purchases of property, plant, and equipment, and other	(23,305)	(26,266)	(72,059)	(78,366)
Mine development costs	(4,526)	(6,329)	(13,257)	(18,398)
Proceeds from sale of property, plant and equipment and other	—	61	—	3,124
Other	—	(9,921)	6,233	(6,670)
Net cash used in investing activities	(27,831)	(42,455)	(79,083)	(100,310)
FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	(5,586)	(18,614)	19,960	(404,857)
Net increase (decrease) in cash and cash equivalents and restricted cash	(4,250)	89,357	23,030	3,098
Cash and cash equivalents and restricted cash at beginning of period	220,663	120,146	193,383	206,405
Cash and cash equivalents and restricted cash at end of period	$216,413	$209,503	$216,413	$209,503

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$29,167	$150,426	$82,153	$508,265
Purchases of property, plant and equipment and mine development costs	(27,831)	(32,595)	(85,316)	(96,764)
Free cash flow (7)	$1,336	$117,831	$(3,163)	$411,501
Free cash flow conversion (8)	8.3%	142.4%	(3.3)%	93.6%
(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(8) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	September 30, 2020 (Unaudited)	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$216,413	$193,383
Short-term investments	8,504	14,675
Trade accounts receivable	81,417	99,471
Income tax receivable	—	12,925
Inventories, net	155,667	97,901
Prepaid expenses and other receivables	40,017	25,691
Total current assets	502,018	444,046
Mineral interests, net	102,879	110,130
Property, plant and equipment, net	607,406	606,200
Non-current income tax receivable	—	11,349
Deferred income taxes	163,565	154,297
Other long-term assets	15,145	18,242
Total assets	$1,391,013	$1,344,264
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,002	$46,436
Accrued expenses	67,515	65,755
Short term financing lease liabilities	11,874	10,146
Other current liabilities	9,886	6,615
Total current liabilities	139,277	128,952
Long-term debt	379,722	339,189
Asset retirement obligations	55,551	53,583
Long term financing lease liabilities	24,476	25,528
Other long-term liabilities	32,276	31,430
Total liabilities	631,302	578,682
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares as of September 30, 2020 and December 31, 2019, 53,408,040 issued and 51,186,199 outstanding as of September 30, 2020 and 53,293,449 issued and 51,071,608 outstanding as of December 31, 2019)	533	533
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of September 30, 2020 and December 31, 2019)	(50,576)	(50,576)
Additional paid in capital	247,907	243,932
Retained earnings	561,847	571,693
Total stockholders’ equity	759,711	765,582
Total liabilities and stockholders’ equity	$1,391,013	$1,344,264